Exhibit 10.2

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), dated as of this 23rd day of November, 2005, is by and among Sears Holdings Corporation, a Delaware corporation (“Sears Holdings”), and Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Orchard Holdings”), and all of its direct and indirect Subsidiaries (Orchard Holdings and its Subsidiaries shall be collectively referred to herein as the “Orchard Companies”).

WHEREAS, the Orchard Companies are members of the affiliated group of corporations of which Sears Holdings is the common parent corporation and which files a consolidated federal income tax return and combined and consolidated state income tax returns;

WHEREAS, Orchard Holdings anticipates that in 2005 it will issue additional shares of its authorized common stock equal to 20% or less of its outstanding shares through a private offering;

WHEREAS, upon the Closing Date (as such term is defined in the Subscription Agreement dated October 7, 2005, the Orchard Companies will no longer be included in the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Sears Holdings is, or Sears, Roebuck and Co. was, the common parent;

WHEREAS, Sears Holdings and the Orchard Companies desire to set forth their agreement regarding the allocation of taxes, the filing of tax returns, the administration of tax contests and other related tax matters.

NOW, THEREFORE, in consideration of the mutual obligations and undertakings contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliate” means any corporation (including any Subsidiary not organized as a corporation electing to be taxed as a corporation for federal or state income tax purposes) which is a Member of the Consolidated Group or a State Affiliated Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Sears Holdings is, or Sears, Roebuck and Co. was, the common parent.

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service (the “IRS”), or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of the law) the right of the taxpayer to file a claim for a refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and may not be appealed; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Indemnity Payment” shall have the meaning set forth in section 7.03.

“Member” has the meaning assigned in Treasury Regulation Section l.1502-1.

“Separate Return Taxable Income” means, with respect to each Tax year and each state for which the allocation is being computed, the amount of income calculated by multiplying the separate entity’s tax base for that state by the separate entity’s apportionment formula for that state, and taking into consideration nonapportionable items of income for that separate entity. If two or more entities are being treated as a separate group for purposes of this Agreement, “Separate Return Taxable Income” is computed as described above for the group as a whole, and not for each entity in that group. The Tax attributable to the Separate Return Taxable Income for any Tax year in any state is calculated by applying the statutory rate for that state to the Separate Return Taxable Income for the year. If during any taxable year the Orchard Companies cease to be State Affiliated Companies in any state, the “Separate Return Taxable Income” for such taxable year in such state shall be calculated as if the taxable year of the Orchard Companies ended on the date that the Orchard Companies cease to be State Affiliated Companies in such state.

“State Affiliated Companies” means all corporations (including Subsidiaries not organized as corporations electing to be taxed as a corporation for federal or state income tax purposes) that Sears Holdings reasonably determines will be required to be included in a State Combined or Consolidated Return with Sears Holdings as the common parent under applicable law or that Sears, Roebuck and Co. had previously determined were included in a State Combined or Consolidated Return with Sears, Roebuck and Co. as the common parent or that any jurisdiction determines under applicable law will be included in a State Combined or Consolidated Return with Sears Holdings or Sears, Roebuck and Co. as the common parent.

“State Combined or Consolidated Return” means a single state or local income Tax Return filed for multiple legal entities, including estimated Tax payment filings.

“State Group” means any group of corporations filing a State Combined or Consolidated Return.

“Subsidiary” means a corporation, limited liability company, partnership or other entity, whether or not such entity is treated as such for tax purposes.

“Tax” or “Taxes” means any and all forms of taxation, whenever created or imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, estimated, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to Tax, or additional amounts imposed by any such Taxing Authority.

“Taxing Authority” means a national, foreign, municipal, state, federal or other governmental or any other governmental authority responsible for the administration of any Tax.

“Tax Benefit Item” means any net operating loss, unused foreign Tax credit, unused charitable deduction, unused capital loss, or similar unused Tax benefit item arising with respect to the Orchard Companies in a given taxable year during which they were Members of the Consolidated Group or a State Affiliated Company, computed as though the Orchard Companies had independently filed a federal or state income Tax Return for such taxable year including all of the Orchard Companies.

“Tax Controversy” shall have the meaning set forth in section 7.02.

“Tax Return” means any return, filing, questionnaire or other document, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing) or any information reporting requirement.

“Tax Side Letter” means the letter agreement, dated as of the date hereof, by and among ACOF I LLC, Sears Holdings and Orchard Holdings.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.01. Federal Income Tax Returns.

(a) Sears Holdings shall timely prepare and file, or cause to be timely prepared and filed, all federal income Tax Returns (including any amended Tax Returns) for the Consolidated Group, provided that the Orchard Companies shall have the right to review and comment on the portion of such Tax Returns relating to the Orchard Companies prior to filing. For each taxable period for which they are treated as Members of the Consolidated Group, the Orchard Companies shall provide to Sears Holdings all financial data and any other information and documentation reasonably requested by Sears Holdings for such taxable period on a timely basis, as reasonably determined by Sears Holdings, in order for Sears Holdings to timely prepare and file the federal income Tax Returns for the Consolidated Group.

(b) For any taxable period for which the Orchard Companies are not treated as Members of the Consolidated Group, which the parties acknowledge will be any taxable period beginning after the Closing Date, the Orchard Companies will be responsible for filing their own federal income Tax Returns.

Section 2.02. State and Local Income Tax Returns.

(a) Sears Holdings shall timely prepare and file, or cause to be timely prepared and filed, all State Combined or Consolidated Returns for State Affiliated Companies, provided that the Orchard Companies shall have the right to review and comment on the portion of such Tax Returns relating to the Orchard Companies within a reasonable period of time prior to filing. For each taxable period for which they are treated as a State Affiliated Company, the Orchard Companies shall provide to Sears Holdings all financial data and any other information and documentation reasonably requested by Sears Holdings for such taxable period on a timely basis, as reasonably determined by Sears Holdings, in order for Sears Holdings to timely prepare and file the State Combined or Consolidated Returns.

(b) For any taxable period for which the Orchard Companies are not treated as State Affiliated Companies for a particular state, Sears Holdings shall provide the Orchard Companies with reasonable advance notice at the end of the relevant taxable period that the Orchard Companies will not be treated as State Affiliated Companies, and the Orchard Companies will be responsible for filing, if appropriate, their own state income Tax Returns for such state.

Section 2.03. Other Tax Returns. The Orchard Companies shall timely prepare and file, or cause to be timely prepared and filed all appropriate Tax Returns or other filings relating to all Taxes attributable to the Orchard Companies’ business other than those described in sections 2.01 and 2.02 herein.

ARTICLE III

ALLOCATION AND PAYMENT OF CONSOLIDATED FEDERAL TAXES

Section 3.01. Payment of Consolidated Federal Income Tax. Sears Holdings shall be responsible for all payments of federal income Tax, including estimated Tax, due with respect to the Consolidated Group. For taxable periods beginning after January 1, 2005, the Orchard Companies shall pay to Sears Holdings, at the times provided by section 3.04, the amounts determined under section 3.02 herein.

Section 3.02. Allocation and Payment of Federal Income Tax. The federal income Tax liability of the Orchard Companies for any federal income Tax Return filed by the Consolidated Group that includes the Orchard Companies shall be calculated in the following manner:

(a) Any allocation of Tax pursuant to this Article III shall be computed between the Orchard Companies (and any Subsidiaries of the Orchard Companies formed after the date of this Agreement that are also Members of the Consolidated Group) as one group and all other Members of the Consolidated Group as a separate group.

(b) Federal income Tax will be allocated to the Orchard Companies based on the Tax the Orchard Companies would have paid had they independently filed a federal income Tax Return for such taxable year including all of the Orchard Companies, provided, however, that in computing such Tax, the Orchard Companies shall not take into account any deduction arising from an adjustment by a Taxing Authority of any transfer pricing or other intercompany arrangement between (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) any of the Orchard Companies, except to the extent that a payment was made under section 7.03 of this Agreement with respect to such adjustment and provided further that interest allocated to the Orchard Companies under this section 3.02(b) shall be calculated using the interest rate or rates applicable to the consolidated deficiency. For purposes of this section 3.02(b), the Orchard Companies’ Tax liability shall not be reduced by the Orchard Companies’ carrybacks and carryovers of federal Tax Benefit Items from other taxable years (such items being addressed by section 3.03 herein).

Section 3.03 Federal Tax Benefit Items. Sears Holdings shall pay to the Orchard Companies in accordance with section 3.04 herein, the amount, if any, by which one or more federal Tax Benefit Items reduced the federal income Tax liability of the Consolidated Group for any taxable year for which a Consolidated Return is filed by Sears Holdings after the date of this Agreement. The computation of any federal Tax Benefit Items shall not take into account any deduction of the Orchard Companies arising from an adjustment by a Taxing Authority of any transfer pricing arrangement or other intercompany transaction between (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) any of the Orchard Companies, except to the extent that a payment was made under section 7.03 of this Agreement with respect to such adjustment. For purposes of computing the amount of the payment described in this section 3.03, one or more federal Tax Benefit Items shall be considered to have reduced the Consolidated Group’s federal income Tax liability in a given year by an amount equal to the difference, if any, between (i) the amount of the Consolidated Group’s federal income Tax liability for the year computed without regard to such federal Tax Benefit Item or Items and (ii) the amount of the Consolidated Group’s federal income Tax liability for the year computed with regard to such federal Tax Benefit Item or Items.

Section 3.04. Payment.

(a) The computation of the federal income Tax allocations, as well as any required payment to and from Sears Holdings, shall be made within 15 days after Sears Holdings makes a payment to, or receives a payment credit or offset from, any Taxing Authority pursuant to this Article III. The allocation and payment of Taxes under this Article III shall be made at the reasonable discretion of Sears Holdings, provided that the Orchard Companies shall be entitled to review and comment on such allocations and computations, and Sears Holdings shall consider in good faith any such comments of the Orchard Companies with respect to such allocations and computations.

(b) The same method used for the calculation of estimated Tax for the Consolidated Group shall be used to calculate the amount of estimated Tax allocated to the Orchard Companies. With regard to any estimated Tax that is calculated based upon income of a prior year, the payments under this Agreement shall also be calculated based upon such income and appropriate adjustments made when the final Tax Return is filed with respect to such estimated Tax. For estimated Tax calculated in any other manner, the payments under this Agreement shall be determined based upon the principles of section 3.02 herein.

Section 3.05. Carrybacks. In the event any net operating loss, capital loss, or Tax credit of the Orchard Companies for any taxable year after they cease being a Member of the Consolidated Group is eligible to be carried back to a taxable period while the Orchard Companies were Members of the Consolidated Group, the Orchard Companies shall, where possible, elect to carry such amounts forward to subsequent taxable periods. If the Orchard Companies are required by law to carry back any such net operating loss, capital loss, or Tax credit, the Orchard Companies shall be entitled to a payment to the extent that such a payment would be required under the terms of section 3.03 of this Agreement.

ARTICLE IV

ALLOCATION AND PAYMENT OF

COMBINED/CONSOLIDATED STATE AND LOCAL TAXES

Section 4.01. Payment of Combined/Consolidated State and Local Income Tax. Sears Holdings shall be responsible for all payments of state income Tax, including estimated Tax, due with respect to State Combined and Consolidated Returns filed for State Affiliated Companies. For taxable periods beginning after January 1, 2005, the Orchard Companies shall pay to Sears Holdings, at the times provided by section 4.03, the amounts determined under section 4.02 herein.

Section 4.02. Allocation of Combined/Consolidated State and Local Income Tax. The state income Tax liability of the Orchard Companies for each State Combined or Consolidated Return filed by Sears Holdings that includes the Orchard Companies shall be calculated in the following manner:

(a) An allocation of Tax or payment attributable to a state Tax Benefit Item pursuant to this Article IV shall be made to the Orchard Companies only if Sears Holdings reasonably determines they have a nexus presence in a state taxing jurisdiction for which the allocation of Tax or payment attributable to a state Tax Benefit Item is being determined.

(b) Any allocation of Tax pursuant to this Article IV shall be computed between the Orchard Companies (and any subsidiaries of the Orchard Companies formed after the date of this Agreement that are also State Affiliated Companies) as one group and all other State Affiliated Companies as a separate group.

(c) If the Orchard Companies as a group have Separate Return Taxable Income, a state income Tax liability will be allocated to the Orchard Companies in an amount equal to the amount of Tax attributable to the Separate Return Taxable Income of the Orchard Companies for that taxable year; provided, however, that in computing such Tax, the Orchard Companies shall not take into account any deduction arising from an adjustment by a Taxing Authority of any transfer pricing arrangement or other intercompany transaction between (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) any of the Orchard Companies, except to the extent that a payment was made under section 7.03 of this Agreement with respect to such adjustment and provided further that interest allocated to the Orchard Companies under this section 4.02(c) shall be calculated using the interest rate or rates applicable to the consolidated or combined deficiency. For purposes of this section 4.02(c), the Orchard Companies’ allocated Tax shall not be reduced by the Orchard Companies’ carrybacks and carryovers of state Tax Benefit Items from other taxable years (such items being addressed by section 4.02(d) herein).

(d) Sears Holdings shall pay to the Orchard Companies in accordance with section 4.03 herein, the amount, if any, by which one or more state Tax Benefit Items of the Orchard Companies reduced the State Combined or Consolidated Return Tax liability for any taxable year for which a State Combined or Consolidated Return is filed by Sears Holdings after the date of this Agreement. The computation of such state Tax Benefit Items shall not take into account any deduction of the Orchard Companies arising from an adjustment by a Taxing Authority of any transfer pricing arrangement or other intercompany transaction between (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) any of the Orchard Companies, except to the extent that a payment was made under section 7.03 of this Agreement with respect to such adjustment. For purposes of computing the amount of the payment described in this section 4.02(d), one or more state Tax Benefit Items shall be considered to have reduced the State Combined or Consolidated Return Tax liability in a given year by an amount equal to the difference, if any, between (i) the amount of the State Combined or Consolidated Return Tax liability for the year computed without regard to such state Tax Benefit Item or Items and (ii) the amount of the State Combined or Consolidated Return Tax liability for the year computed with regard to such state Tax Benefit Item or Items.

Section 4.03. Payment.

(a) The computation of the state income Tax allocations, as well as any required payment to and from Sears Holdings, shall be made within 15 days after Sears Holdings makes a payment to, or receives a payment credit or offset from, any Taxing Authority pursuant to this Article IV. The allocation and payment of Taxes under this Article IV shall be made at the reasonable discretion of Sears Holdings, provided that the Orchard Companies shall be entitled to review and comment on such computations, and Sears Holdings shall consider in good faith any such comments of the Orchard Companies with respect to such computations.

(b) The same method used for the calculation of estimated tax for any State Combined or Consolidated Return shall be used to determine the amount of estimated tax allocated to the Orchard Companies. With regard to any estimated Tax that is calculated based upon income of a prior year, the payments under this Agreement shall also be calculated based upon such income and appropriate adjustments made when the final Tax Return is filed with respect to such estimated Tax. For estimated Tax calculated in any other manner, the payments under this Agreement shall be determined based upon the principles of section 4.02 herein.

Section 4.04. Carrybacks. In the event any net operating loss, capital loss, or Tax credit of the Orchard Companies for any taxable year after they cease being State Affiliated Companies is eligible to be carried back to a taxable period while the Orchard Companies were State Affiliated Companies, the Orchard Companies shall, where possible, elect to carry such amounts forward to subsequent taxable periods. If the Orchard Companies are required by law to carry back any such net operating loss, capital loss, or Tax credit, the Orchard Companies shall be entitled to a payment to the extent that such a payment would be required under the terms of section 4.02(d) of this Agreement.

ARTICLE V

PAYMENT OF OTHER TAXES

Section 5.01 Other Taxes. For tax periods beginning after January 1, 2005, all Taxes payable relating to the Tax Returns described in sections 2.01(b), 2.02(b) and 2.03, as well as any other Taxes owed by the Orchard Companies other than Taxes attributable to (i) Tax Returns filed by the Consolidated Group, (ii) State Combined or Consolidated Returns filed on behalf of the State Affiliated Companies, and (iii) adjustments to Other Returns (as such term is defined below) described in section 6.02 for which Sears Holdings is responsible under such section, shall be paid by the Orchard Companies.

ARTICLE VI

TAX DEFICIENCIES AND REFUNDS

6.01. Federal and State Income Taxes.

(a) If as a result of (i) any audit, amendment, other change or adjustment to the federal income Tax liability of the Consolidated Group for any taxable year that includes the Orchard Companies, or (ii) any audit, amendment, other change or adjustment to the state income Tax liability of the State Group that includes Sears Holdings and the Orchard Companies for any taxable period ending on or before January 1, 2005, there is an additional amount of federal or state income Taxes due and payable or a refund of federal or state income Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), any such deficiency shall be the responsibility of and shall be paid by Sears Holdings and Sears Holdings shall indemnify the Orchard Companies therefor, and any such refund shall be for the benefit of and shall be payable to Sears Holdings.

(b) If as a result of any audit, amendment, other change or adjustment to the state income Tax liability of the State Group that includes Sears Holdings and the Orchard Companies and not described in section 6.01(a) hereof, there is an additional amount of state income Taxes due and payable or a refund of state income Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), the obligations of the parties shall be redetermined under section 4.02 of this Agreement as if the adjustments made as a result of such audit were included as part of the original Tax Return filed and any payments made under this Agreement shall be adjusted or reimbursed in accordance with the foregoing.

6.02. Other Taxes.

(a) If as a result of any audit, amendment or other change in any Tax Return that is not described in section 6.01 of this Agreement and is filed (or was required to be filed) by or with respect to the Orchard Companies prior to the Closing Date, there is an additional amount of Taxes due and payable or a refund of Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), or if there are any other Taxes for any taxable periods or portions thereof ending on or prior to January 1, 2005 for which the Orchard Companies are liable, any such deficiency shall be the responsibility of and shall be paid by Sears Holdings and Sears Holdings shall indemnify the Orchard Companies therefor, and any such refund shall be for the benefit of and shall be payable to Sears Holdings.

(b) Notwithstanding anything to the contrary in this Agreement, Sears Holding shall also be responsible for any Taxes of the Orchard Companies resulting from transactions not in the ordinary course of business in the 2005 tax year prior to the Closing including the Conversion, the Dividend and the sale of any stores that is consummated prior to the Closing.

ARTICLE VII

COOPERATION AND TAX CONTROVERSY

Section 7.01. Cooperation.

(a) Sears Holdings and the Orchard Companies shall cooperate fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any Tax Return until the later of (x) the expiration of the applicable federal or state statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or claim for a refund of Taxes previously paid, by either party, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence (including a requisite power of attorney); and (iii) the use of the parties’ best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation.

(b) Sears Holdings and the Orchard Companies shall use reasonable efforts to keep each other advised as to the status of Tax Controversies (as defined below) involving any issue which could give rise to the liability of the other party under this Agreement. Sears Holdings and the Orchard Companies shall each promptly notify the other of any inquiries by any Taxing Authority or any other administrative, judicial or other governmental authority that relate to any Tax that may be imposed on the other or any affiliate of the other that might give rise to any liability under this Agreement.

Section 7.02. Contest Provisions. Subject to the cooperation provisions in Section 7.01, Sears Holdings shall have full responsibility and discretion in the handling of any Tax controversy, and the right to determine settlement of such controversy, including, without limitation, an audit, a protest to an administrative agency, and litigation in any other court of competent jurisdiction (a “Tax Controversy”), involving (i) a Tax Return of the Consolidated Group or of the State Affiliated Companies and (ii) any other Tax Controversy involving a Tax for which Sears Holdings is responsible pursuant to sections 6.01 and 6.02 herein, provided that, (a) the Orchard Companies shall, at the expense of the Orchard Companies, have participation and consultation rights with respect to any controversy relating to Taxes for which the Orchard Companies would be responsible under this Agreement, or that would reasonably be expected to have a material impact on Taxes of the Orchard Companies for periods after the Closing, (b) Sears Holdings agrees to consider in good faith any comments or suggestions of the Orchard Companies with respect to the resolution of such controversy; and (c) such controversy shall not be settled without the prior written consent of the Orchard Companies, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Sears Holdings may settle the controversy notwithstanding the failure to obtain such consent and, in such case, the sole remedy of the Orchard Companies shall be monetary damages and not injunctive relief). The Orchard Companies shall have full responsibility and discretion in the handling of any Tax Controversy, and the sole right to determine settlement of such controversy, involving any other Taxes of the Orchard Companies.

Section 7.03. Certain Adjustments. To the extent that any adjustment is made by a Taxing Authority of any transfer pricing arrangement or other intercompany transaction between (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) any of the Orchard Companies, that results in additional income to Sears Holdings (or any of its Affiliates) in any taxable year and no corresponding deduction to the Consolidated Group or State Affiliated Companies in such taxable year (whether as a result of the Orchard Companies not being treated as Members of the Consolidated Group or State Affiliated Companies, as the case may be, or otherwise) (an “Adjustment”) the Orchard Companies shall indemnify Sears Holdings for the amount of any additional Tax liability actually incurred by Sears Holdings and/or its Affiliates arising from such Adjustment but solely to the extent of any Tax Benefit (as defined below) actually realized by the Orchard Companies (the “Indemnity Payment”). The Orchard Companies shall refund to Sears Holdings the amount of such Tax Benefit when a Tax Return is filed giving rise to the Tax Benefit. For purposes of this subsection 7.03, a “Tax Benefit” means an amount by which the Tax liability of the Orchard Companies is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise and including through a carryback to a prior taxable period) calculated on a “with and without” basis. The Orchard Companies shall use reasonable best efforts to obtain any such Tax Benefit, including, without limitation, filing any amended Tax Return or claim for refund.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Effective Date. This Agreement applies to all matters related to any Tax Returns filed, Taxes paid, adjustments made in respect of any Tax, and any other matters involving Taxes on or after the date of this Agreement, between or among (i) Sears Holdings or any of its Affiliates (other than the Orchard Companies) and (ii) the Orchard Companies.

Section 8.02. Complete Agreement. This Agreement and the Tax Side Letter constitute the entire agreement of the parties concerning the subject matter hereof. Any other agreements whether or not written, in respect of any Tax between or among Sears Holdings and the Orchard Companies shall be terminated and have no further effect. This Agreement may not be amended except by an agreement in writing signed by the parties hereto.

Section 8.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws of the State of New York.

Section 8.04. Successors and Assigns. A party’s rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. If any party to this Agreement forms or acquires one or more Subsidiaries which becomes a Member of the Consolidated Group or a State Affiliated Company, such party will cause any such Subsidiary to be bound by the terms of this Agreement, and this Agreement shall apply to any such Subsidiary in the same manner and to the same extent as the current party.

Section 8.05. Intended Third Party Beneficiaries. To the extent that the Orchard Companies have any participation, consent, notice, payment or other rights under this Agreement, Sears Holdings shall provide, or cause the Orchard Companies to provide, ACOF I, LLC with reasonably prompt notice of such rights and ACOF I, LLC shall have the right to enforce any rights of the Orchard Companies under this Agreement. Except as provided in the foregoing sentence, this Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 8.06. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

Section 8.07. Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement. In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

Section 8.08. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Section 8.09. Change in Law. If, after the date this Agreement is executed, as a result of an amendment to the Code, the promulgation of proposed, temporary or final regulations, the issuance of a ruling by a Tax Authority, the decision of any court, or a change in any applicable state or local law, Sears Holdings or the Orchard Companies believe that it is necessary or helpful to amend the provisions of this Agreement in order to preserve the rights and benefits contemplated herein, each of the parties hereto agrees to negotiate in good faith all such amendments and modifications as shall be necessary or appropriate in order to preserve as nearly as possible for the parties hereto the rights and benefits contemplated herein.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SEARS HOLDINGS CORPORATION

By:	/s/ Brett Huckelbridge
Name: Brett Huckelbridge
Title: Vice President

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:	/s/ Robert M. Lynch
Name: Robert M. Lynch
Title: President